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                              MANUFACTURING AGREEMENT

     THIS MANUFACTURING AGREEMENT ("Agreement"), dated as of April 14th, 1997, by and between Arrhythmia Research Technology, Inc., a Delaware corporation having an office and place of business at 5910 Courtyard Drive, Suite 300, Austin, Texas 78731 ("ART") and Astro-Med, Inc., a Rhode Island Corporation having an office and place of business at Astro-Med Industrial Park, West Warwick, Rhode Island 02893 ("Astro-Med").

                                W I T N E S S E T H

     WHEREAS, ART and Astro-Med have entered into an Asset Purchase Agreement, dated as of the date hereof (the "Asset Purchase Agreement") providing for the purchase of certain assets by ART from Astro-Med; and

     WHEREAS, in connection with such purchase of assets, ART desires that Astro-Med manufacture certain products for ART, on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

     1. TERM AND TERMINATION. The term of this Agreement ("Term") shall begin on the date hereof and shall continue until the close of business on the third anniversary of the date hereof; provided, however, that ART on sixty (60) days' prior written notice to Astro-Med, may terminate this Agreement on the date of the first anniversary of this Agreement; and provided further, that if at any time either party:

          (a) shall be in breach of any material covenant, agreement, term, provision or condition of this Agreement and shall not remedy such breach within twenty days from its receipt of written notice from the other party of such breach;

          (b) shall be unable to materially perform any of its obligations under this Agreement by reason of any cause beyond its reasonable control pursuant to the Force Majeure provisions of Section 7 hereof for a continuous period exceeding thirty (30) days; or

          (c) shall file a voluntary or suffer the filing of an involuntary petition in bankruptcy court seeking relief under any federal, state or other statute or regulation, or have a trustee, receiver or liquidator appointed for all or any substantial part of its assets, which remains undismissed, unvacated or unstayed, as the case may be, for an aggregate of sixty (60) days.

The other party shall have the right, at its sole election, in addition and without prejudice to its other legal and equitable remedies, to terminate this Agreement with immediate effect upon written notice to the other party. Termination shall not relieve either party of any obligation to make payments properly arising out of the performance by the other party of its obligations under this Agreement.

In addition, if Astro-Med shall be unable to materially perform any of its obligations under this Agreement by reason of any cause beyond its reasonable control pursuant to the Force Majeure


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provisions of Section 7 hereof for a continuous period exceeding thirty (30)
days, ART shall have the right, at sole election, in addition and without prejudice to its other legal and equitable remedies, to terminate this Agreement with immediate effect upon written notice to Astr-Med. Termination shall not relieve ART of any obligation to make payments properly arising out of the performance by Astro-Med of its obligations under this Agreement.

     The date on which this Agreement shall be terminated in accordance with the provisions hereof shall hereinafter be referred to as the "Termination Date."

     2.  MANUFACTURING ARRANGEMENTS.

          2.1 MANUFACTURE, SALE AND PURCHASE. During the Term of this Agreement, Astro-Med shall manufacture and sell to ART and ART shall purchase from Astro-Med the products ("Products") described in Exhibit A attached hereto in such quantities, at such prices and under such terms as are set forth or described herein.

          2.2.2 Notwithstanding the provisions of Section 2.2, in the event any revisions to the existing rules and regulations promulgated by the Food and Drug Administration applicable to the manufacture and sale of the Products, would, in Astro-Med's reasonable judgment, affect Astro-Med's cost to manufacture and sell the products, the prices payable by ART for the Products as set forth in Section 2.2 shall no longer apply. In such event, the parties shall agree to appropriate revised pricing for the Products and failing the mutual agreement of the parties on such matters, this Agreement shall be immediately terminated.

          2.2 PRICE. The prices payable by ART for the Products are set forth on Exhibit B attached hereto. The Products will be prepared for shipment and shipped to ART by Astro-Med, at Astro-Med's sole expense. However, if ART shall direct Astro-Med to ship any such Products to the end-user of same, ART or said end-user shall bear all costs associated with said shipment.

          2.3 QUANTITIES. Astro-Med agrees to manufacture and sell to ART and ART agrees to purchase from Astro-Med ART's requirements for the Products.

          2.4 SPECIFICATIONS. All Products sold an purchased under this Agreement shall meet and comply with the written specifications ("Specifications") therefor currently in effect and made available to ART by Astro-Med. Astro-Med shall maintain accurate records and data for any quality testing done by or for Astro-Med of any Products purchased by ART hereunder and shall make such records and test data available to ART upon reasonable request. ART shall have the right to conduct its own independent testing of such Products at ART's expense. Any changes to the Specifications shall require the prior written agreement of both Astro-Med and ART.


                                       2

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          2.5  TITLE AND RISK OF LOSS.  Title to and risk of loss of Products sold and purchased hereunder shall pass to ART from Astro-Med at the point of shipment at Astro-Med's place of business in West Warwick, Rhode Island.

          2.6 PAYMENT TERMS. Except to the extent that other payment terms are set forth in written purchase orders covering the Products issued by ART and accepted by Astro-Med hereunder, Astro-Med shall invoice ART for Products shipped by Astro-Med under this Agreement upon shipment, and payment of the same shall be made by ART on or before the sixtieth day following the date of each invoice.

          2.7 CHANGES IN SPECIFICATIONS. The parties will mutually establish and periodically review improvement objectives for the Products. If the parties mutually agree to changes in the Specifications for the Products, they also shall mutually agree to price modifications (increases or decreases, whichever the case may be) to the affected Products. At ART's request, Astro-Med will substantiate conformance of the affected Products to the revised Specifications therefor.

          2.8 LEGAL COMPLIANCE. Astro-Med will comply with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) in connection with the manufacture and sale of the Products.

          2.10 CERTAIN IMPROVEMENTS. Astro-Med has completed on or before the date hereof the following improvements to the Products on behalf of ART:

                (a) in order to incorporate the thermal dilution method of valve calculations or shunt, Astro-Med has identified for ART equipment to be purchased which will modify the Products to include a cardiac output computer.

                (b) Astro-Med has modified the Products in order to eliminate the system failure created by activation of the electrosurgical cautery instrument; and

                (c) Astro-Med has identified for ART equipment to be purchased which will modify the date storage component of the Products.

     3.  INVENTORIES, NON-EXCLUSIVE LICENSE AND WORKING CAPITAL.

          3.1 INVENTORIES. Contemporaneously with the execution and delivery of this Agreement, ART is purchasing from Astro-Med all of Astro-Med's Inventories, as that term is

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defined in the Asset Purchase Agreement, which Inventories have been preliminarily valued, subject to adjustment, in accordance with generally accepted accounting principles applied on a basis consistent with prior periods. In accordance with the terms and subject to the conditions set forth herein and as an accommodation to Astro-Med, ART agrees that Astro-Med may retain possession of the Inventories and use and consume the Inventories in the manufacture of the Products sold and purchased hereunder. In consideration of the foregoing, Astro-Med agrees that:

               (a) it will regularly restock, at its sole cost and expense, all Inventories used and consumed in the manufacture of the Products sold and purchased hereunder with component materials identical to those included in the Inventories or, if such component materials shall no longer be available, with component materials substantially similar thereto (the Inventories, together with all component materials restocked by Astro-Med following the use and consumption of the Inventories in the Manufacture of the Products sold and purchased hereunder, are referred to hereinafter collectively as the "Product Materials");

               (b) within the first two business days following the close of each month during the Term (and on the last business day immediately preceding the termination of this Agreement, should such day not be the last business day of such a month), Astro-Med will conduct (and allow representatives of ART to observe) a physical inventory of the Product Materials then held by Astro-Med, wherever located and whether in transit or otherwise, and will report in writing (the "Product Materials Report") to ART, within five (5) business days of conducting said inventory and in such detail as ART shall reasonably require, information relating to the quantity and the value ("Inventory Value"), which Inventory Value shall be determined in accordance with the Valuation Principles, of such Product Materials; and

               (c) if the sum of the (i) the Inventory value of the Product Materials, as set forth in a Product Materials Report furnished to ART pursuant to Section 3.1(b), above, plus (ii) the aggregate purchase price ("Aggregate Purchase Price") reflected on all valid purchase orders issued by Astro-Med to and accepted third-party vendors for replacement Inventories then pending (copies of which purchase orders, with evidence of acknowledgment thereof, shall accompany the corresponding Product Materials Report), should at any time be less than the value of the Inventories as of the Closing, as that term is defined in the Asset Purchase Agreement, as finally determined in accordance with the provisions of Section _____ thereof ("Final Value") by an amount of $5,000 or more (the "Valuation Shortfall"), ART may:

                    (i) treat such an occurrence as a breach of a material covenant of this Agreement and, subject to compliance with the notice and right to cure provisions set for in Section 1(a) above, terminate this Agreement; or

                    (ii) apply the Valuation Shortfall against any unpaid invoice issued by Astro-Med and payable by ART hereunder; provided, however, that should ART elect to apply the Valuation Shortfall in the manner described in this clause (ii), upon Astro-Med's restocking of the Product Materials such that the same have an Inventory Value, as set forth in a Product Materials Report furnished to ART pursuant to Section 3.1(b) above, no less than the Final Value, Astro-Med shall be entitled to receive from ART, upon ten (10) days' written demand, the amount of any such Valuation Shortfall so applied.

In determining whether there shall be a Valuation Shortfall, ART may require Astro-Med to demonstrate its ability to pay the Aggregate Purchase Price as the same becomes due, and if Astro-Med shall at any time be unable to demonstrate such ability, the portion of the Aggregate Purchase Price that Astro-Med shall be unable to pay as the same becomes due shall be excluded from the computation of the Valuation Shortfall.

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     (d)  within ten (10) days following the Termination Date, Astro-Med, at its sole cost and expense and without any consideration payable by ART therefor, shall deliver or cause to be delivered to ART all Product Materials then held by Astro-Med, which Product Materials shall have an Inventory Value, as set forth in the final Product Materials Report furnished to ART pursuant to Section 3.1(b), above, no less than the Final Value; provided, however, that should the Product Materials so delivered to ART have an Inventory Value less than the Final Value, any such deficiency shall be paid by Astro-Med to ART, by wire transfer of immediately available funds, within ten (10) days of the termination of this Agreement; and

     (e) Astro-Med agrees that it will neither sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any of the Product Materials except as provided herein, nor represent the Product Materials as the property of any person other than ART. Astro-Med further agrees that it will execute and deliver to ART such Financing Statements on Form UCC-1 or such other instruments as ART shall reasonably require evidencing ART's ownership of the Product Materials.

          3.2 NON-EXCLUSIVE LICENSE. Astro-Med and ART acknowledge and agree that ART has purchased from Astro-Med all of the Intellectual Property Rights, as that term is defined in the Asset Purchase Agreement, used in or associated with the manufacture, marketing and sale of the Products and, consequently, absent the permission of ART, Astro-Med would not be permitted to manufacture, market or sell the Products. ART hereby grants to Astro-Med a non-exclusive license, which license shall terminate upon the termination ofd this Agreement to manufacture, market and sell the Products in accordance with and for the limited purposes set forth in this Agreement and to fulfill Astro-Med's existing warranty obligations to customers as specified in Exhibit C hereto. In consideration of such license, Astro-Med agrees that it will not manufacture the Products (or any products capable of performing functions similar to those of the Products) for, or sell any Products (or any Products capable to performing functions similar to those of the Products) to , any person other than ART (or other than any person designated in writing from time to time by ART); provided, however, that Astro-Med shall not be prohibited from manufacturing for, or selling products capable of performing functions similar to those of the Products, to any one after the termination of this Agreement, so long as such products do not infringe the intellectual property rights of ART.

     Each party hereto acknowledges that a remedy at law for any breach or attempted breach of this Section 3.2 will be inadequate, agrees that the other party hereto shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach.

          3.3 WORKING CAPITAL. In the event ART shall, by written purchase order, request Astro-Med to manufacture any Products in quantities that would require an increase in the value of the Product Materials in excess of the Final Value of the Inventories held by Astro-Med at the Closing, Astro-Med's acceptance of any such purchase order may be made conditional upon the requirement that ART prepay, in part or full, the purchase price for any such Products.

     4.  EQUIPMENT LEASE ARRANGEMENTS.

          4.1 EQUIPMENT LEASE. In accordance with the terms and subject to the conditions set forth herein, ART hereby leases to Astro-Med and Astro-Med hereby leases from ART the equipment described on Exhibit D hereto ("Equipment"). Astro-Med agrees to pay ART during the Term, without any set-off or deduction whatsoever, lease rentals in the amount of $10.00 ("Base Rental") per month, and all such other sums of money as shall become due hereunder. Except as otherwise provided, the Base Rental shall be due and payable in advance in twelve equal installments on the first day of each calendar month during the Lease Term, and Astro-Med hereby agrees to pay such Base Rental at ART's address provided herein monthly in advance without demand.

          4.2 REPAIRS; USE; ALTERATIONS. Astro-Med, at its own cost and expense, shall keep the Equipment in good repair and shall not alter the Equipment without ART's prior written consent.

          4.3 SURRENDER. Unless this Agreement is extended to a later date under any other term or provision hereof, on the Termination Date, Astro-Med, at its expense, shall return the Equipment by delivering it in the same condition as when delivered to Astro-Med,

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reasonable wear and tear excepted, to such place or on board such carrier, packed for shipping, as ART may specify.

          4.4 LOSS OR DAMAGE. Astro-Med shall bear the entire risk of loss, theft, destruction or damage of Equipment or any item thereof (herein "Loss or Damage"), from any cause whatsoever. No Loss or Damage shall relieve Astro-Med of any obligation under this Agreement. In the event of Loss or Damage, Astro-Med, at its option, shall (a) place the same in good condition and repair, or (b) replace the same with like equipment in good condition and repair with clear title thereto in ART.

          4.5 TAXES; LIENS. As directed by ART, Astro-Med shall pay all charges and taxes (local, state and federal) that may now or hereafter be imposed or levied upon the sale, purchase, ownership, leasing, possession or use of the Equipment, excluding, however, all taxes on or measured by ART's net income. Astro-Med shall keep the Equipment free and clear of, and shall discharge, at its sole expense, any and all levies, liens and encumbrances that may be imposed thereon as a result of Astro-Med's possession or use of the same.

          4.6 ART'S PAYMENT. If Astro-Med fails to pay said charges and taxes, or to discharge said levies, liens and encumbrances, ART shall have the right, but not the obligation, to pay such charges and taxes, or to effect such discharge. In any such event, Astro-Med shall promptly repay to ART the cost thereof.

          4.7 ASSIGNMENT; OWNERSHIP; PERSONAL PROPERTY. Without ART's prior written consent, Astro-Med shall not (a) assign, transfer, pledge, hypothecate or otherwise dispose of the Equipment, or any interest therein, or (b) sublet or lend the Equipment or permit it to be used by anyone other than Astro-Med or Astro-Med's employees. The Equipment is and shall at all times remain the property of ART, and Astro-Med shall have no right, title or interest therein or thereto except as expressly set forth in this Agreement. The Equipment is, and shall at all times be and remain, personal property notwithstanding that the Equipment or any part thereof may now be, or hereafter become, in any manner affixed or attached to real property or any improvements thereon. The parties hereto agree that, for Federal income tax purposes, ART shall be treated as the owner of the Equipment and Astro-Med shall be treated as the lessee thereof. Astro-Med agrees that it will execute and deliver to ART such Financing Statements on Form UCC-1 or such other instruments as ART shall reasonably require evidencing ART's ownership of the Equipment.

     5.  REPRESENTATIONS AND WARRANTIES.

          5.1 TITLE TO PRODUCTS. Astro-Med hereby represents and warrants to ART that title to the Products to be sold and conveyed to ART hereunder shall be good, clear and marketable, subject to no liens, security interests or other encumbrances of any kind, except for a purchase money security interest in favor of Astro-Med as permitted by applicable law to secure payment to Astro-Med of the purchase price for such Products.

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

          5.2 STATUTORY COMPLIANCE OF PRODUCTS. Astro-Med hereby represents and warrants to ART that the Products will comply with all pertinent provisions of the Federal Food, Drug and Cosmetic Act (as amended from time to time), and with all rules and regulations promulgated by the Food and Drug Administration applicable to the manufacture and sale by Astro-Med to ART of the Products, in all material respects.

          5.3 REPAIR AND REPLACEMENT. Astro-Med hereby represents and warrants that the Products will be manufactured in accordance with the applicable Specifications and that the Products will, when delivered, be free of defects in workmanship or material. If any failure to conform to this warranty becomes apparent within twelve months after delivery, Astro-Med shall, upon prompt written notice and compliance by ART with such instructions as it shall give with respect to the return of the defective Product or parts, correct such non-conformity by replacing the defective Product or parts or refunding the purchase price paid by ART therefor.

     6.  INDEMNIFICATION.

          6.1 INDEMNIFICATION BY ASTRO-MED. Astro-Med hereby agrees to indemnify, save and hold harmless ART and its direct and indirect subsidiaries and its and their successors and permitted assigns and all of their respective officers, directors, stockholders, agents, attorneys, representatives and employees (collectively, the "ART Indemnified Parties") from and against any and all damages, liabilities, losses, assessments, charges or costs (including attorneys' fees and court costs) (collectively, the "Damages") arising from, out of or in any manner connected with (a) the breach of, or the failure to perform or satisfy any of, the representations, warranties, covenants or agreements made by Astro-Med in or under this Agreement, and (b) any liability to any party directly or indirectly from the operations carried on by or on behalf of Astro-Med in connection with the manufacturing and sale of the Products, including, without limitation, any liability to any party arising from or relating to any theory of product liability covering the manufacturing, sale, introduction into commerce or use of the Products which fail to comply with the Specifications prior to the time risk of loss has passed to ART, except to the extent, in each case, that such Damages are subject to section 6.2 hereinbelow.

          6.2 INDEMNIFICATION BY ART. ART hereby agrees to indemnify, save and hold harmless Astro-Med and its successors and all of their respective permitted assigns and their officers, directors, stockholders, agents, attorneys, representatives and employees (collectively, the "Astro-Med Indemnified Parties") from and against any Damages arising from, out of or in any manner connected with (a) the breach of, or the failure to perform or satisfy any of, the representations, warranties, covenants, or agreements made by ART in or under this Agreement, or (b) any liability to any party whether incurred under statute or contract or in tort arising from or relating to any theory of product liability covering the manufacture, sale, introduction into commerce or use of the Products that comply with the Specifications on and after the time the risk of loss has passed to ART, except and to the extent, in each case , that such Damages are also subject to Section 6.1, above.

          6.3 CLAIMS; THIRD PARTY ACTIONS. ART and Astro-Med each agree that promptly after any of its officers becomes aware of the discovery of facts giving rise to a claim by it for indemnification hereunder ("Claim"), such party will provide notice thereof in writing to the other party. The failure of either party to so notify the other party of a Claim shall relieve the other party from any liability in respect of such Claim to the extent such other party is prejudiced by the failure to receive timely notice. For purposes of

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this Section 6.3, receipt by a party of notice of any demand, assertion, claim, action, or proceeding (judicial, administrative or otherwise) by or from any person or entity (other than the other party to this Agreement) or governmental authority ("Third Party Action") which may give rise to a Claim on behalf of such party shall constitute the discovery of facts giving rise to a Claim by it and shall require prompt notice of the receipt of such matter as provided in the first sentence of this Section 6.3. Any notice pursuant to this Section 6.3 shall set forth all information respecting the Claim and the Third Party Action, if any, as such party shall then have and shall contain a statement to the effect that the party giving the notice is making a Claim pursuant to and formal demand for indemnification under this
Section 6.

          6.4  INDEMNIFYING PARTY; INDEMNIFIED PARTY.  For purposes of this
Section 6, the term "Indemnifying Party" as to a particular Claim or Third Party Action shall mean the party having or which is held to have an obligation to indemnify the other party with respect to such Claim or Third Party Action pursuant to this Section 6, and the term "Indemnified Party" as to a particular Claim or Third Party Action shall mean the party having or which is held to have the right to be indemnified with respect to such Claim or Third Party Action by the other party pursuant to this Section 6.

          6.5 DEFENSE OF THIRD PARTY CLAIMS. Except as otherwise expressly provided herein, Indemnifying Party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings in connection with any Third Party Action with respect to which it is called upon to indemnify Indemnified Party under the provisions of this Agreement; provided, however, that with respect to any Claim arising from the assertion of any Third Party Action, notice of the intention so to contest shall be delivered by Indemnifying Party to Indemnified Party within twenty (20) days from the date of receipt by Indemnifying Party of notice from Indemnified of the assertion of the Third Party Action. Any such contest with respect to a Third Party Action may be conducted in the name and on behalf of Indemnifying Party or the Indemnified Party, as appropriate. Except as otherwise expressly provided herein, such contest shall be conducted by attorneys employed by Indemnifying Party, but Indemnified Party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing at its cost and expense. If after notice as provided for herein, Indemnifying Party does not elect to contest any Third Party Action as provided in this
Section 6.5, Indemnifying Party shall be bound by the result obtained with respect thereto by Indemnified Party and the Indemnified Party may (but shall have no obligation to) contest any such Third Party Action or settle or admit liability with respect thereto, all for the account of Indemnifying Party.
At any time after the commencement of defense of any such Third Party Action, Indemnifying Party may request Indemnified Party to agree in writing to the abandonment of such contest or the payment or compromise by Indemnifying Party of the asserted Third Party Action whereupon such action shall be taken unless Indemnified Party so determines that the contest should be continued, and so notifies Indemnifying Party in writing within fifteen (15) days of such request from Indemnifying Party. In the event that Indemnified Party determines that the contest should be continued, Indemnifying Party shall be liable with respect to such Third Party Action only to the extent of the lesser of (i) the amount which the third party taking the Third Party Action had agreed to accept in payment or compromise as of the time Indemnifying Party made its request therefor to

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Indemnified Party, or (ii) such amount for which Indemnifying Party may be liable with respect to such Claim by reason of the provisions hereof.

          6.6 COOPERATION. If requested by Indemnifying Party, Indemnified Party agrees to cooperate with Indemnifying Party and its counsel in contesting any Third Party Action which Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the third party taking the Third Party Action, or any cross-complaint against any other person or entity not a party hereto, but Indemnifying Party will reimburse Indemnified Party for any expenses incurred by it in so cooperating. Indemnifying Party agrees to cooperate with Indemnified Party with respect to any request by the latter to maintain its relationship with a person or entity taking Third Party Action; provided, however, that Indemnifying Party shall not be obliged to take or forego any action if to do so would in Indemnifying Party's sole judgment prejudice its interests. Indemnified Party agrees to afford Indemnifying Party and its counsel the opportunity to be present at, and to participate in, conferences with all persons or entities, including governmental authorities, taking Third Party Action against Indemnified Party or conferences with representatives of or counsel for such persons or entities.

          6.7 PAYMENT OF DAMAGES. Indemnifying Party shall pay to Indemnified Party, upon demand, the amount of any Damages to which Indemnified Party may become entitled by reason of the provisions of this
Section 6.

     7.  FORCE MAJEURE.

          7.1 FAILURE OR DELAY IN PERFORMANCE. Neither Astro-Med on one hand, nor ART on the other, shall be liable to the other party for failure or delay in performance to the extent that performance hereunder is prevented by Force Majeure, which is herein defined to include but not be limited to war (whether declared or undeclared), fire, flood, lightning, earthquake, storm, or any act of God; strikes, lockouts, or other labor difficulties; civil disturbances, riot, or sabotage; accidents, explosions, breakages, freezing or partial or entire failure of machines, equipment, pipelines, or other property; any official order, directive or industry-wide request or suggestion by any governmental authority or instrumentality thereof which, in the reasonable judgment of the party affected, makes it necessary to cease or reduce production; any disruption or breakdown of labor; any inability to secure necessary fuel, power, equipment, transportation, or raw materials, including inability to secure such items by reason of allocations promulgated by authorized governmental agencies; or any other contingency, whether similar or dissimilar to the foregoing, beyond the reasonable control of the affected party which prevents performance hereunder.

          7.2 SUSPENSION OF PERFORMANCE. Performance under this Agreement shall be suspended during the period of such Force Majeure to the extent permitted thereby; provided, however, that the settlement of strikes, lockouts, industrial disputes, or disturbances shall be entirely within the discretion of the party so settling to accede to the demands of any opposing party.

          7.3 NO EXTENSION; RESUMPTION OF PERFORMANCE. No curtailment, suspension or acceptance of performance pursuant to this Section 7 shall operate to extend the Term of or, except as provided in Section 1(b), above, to terminate this Agreement. Performance under this

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Agreement shall resume to the extent made possible by the end of amelioration of the Force Majeure event.

          7.4 NOTICE OF FORCE MAJEURE EVENT. Upon the occurrence of any event of Force Majeure, the party claiming Force Majeure shall notify the other party promptly in writing of such event and, to the extent possible, inform the other party of the expected duration of the Force Majeure event and the performance to be affected by the suspension or curtailment.

     8. INSURANCE. Throughout the term of this Agreement, Astro-Med, at its sole cost and expense, shall maintain:

               (a) workers' compensation and employer's liability insurance required by law on the employees of Astro-Med and all of its subsidiaries, if any, engaged in performing services under this Agreement;

               (b) general and public liability insurance, together with products liability insurance, for the benefit of and payable to ART as its interest may appear, against loss or damage on account of liability which may be imposed against Astro-Med or ART, or both of them, in connection with the sale by ART of the Products or the use by Astro-Med of the Equipment, having a face value of not less than one million dollars ($1,000,000); and

               (c) property insurance against the loss or theft of or damage to the Equipment, for the full replacement value thereof, with loss payable to ART as its interest may appear.

Such policies shall (i) be effected with one or more insurers reasonably acceptable to ART, (ii) contain a provision that they may not be canceled without at least 30 days' prior notice to ART, (iii) cover, in perpetuity, any covered claims which may at any time be brought so long as they occurred in connection with the sale of the Products or the use of the Equipment and were made at any time during the period when such insurance was in effect, and (iv) shall have such other terms and conditions, deductible limits, coverages, exclusions and the like which are reasonable acceptable to ART. Astro-Med has, contemporaneously with the execution of this Agreement, delivered to ART a true and complete copy of the policies of insurance currently maintained by it as well as a binder for such insurance showing that it is in full force and effect and shall, from time to time, furnish ART with all changes to the terms of said policies of insurance which Astro-Med desires to effect. In the event Astro-Med shall fail to maintain the insurance coverages specified in this Section 8, ART shall have the right, but not the obligation, to obtain such insurance coverages. In any such event, Astro-Med shall promptly repay to ART the cost thereof.

     9. CONFIDENTIALITY. Except as otherwise required under applicable law or the Asset Purchase Agreement, Astro-Med and ART agree to maintain as confidential and not to disclose to any third party or use in any manner adverse to the other party any and all information provided by one party to the other or otherwise obtained by one party from the other party in the performance of this Agreement.

     10.  MISCELLANEOUS.

          10.1 NOTICE. Any notice required or permitted to be given under this Agreement shall be in writing, and shall be deemed sufficiently given when delivered in person or transmitted by telex, or when actually received when sent by certified, registered or express mail, postage prepaid, to the addresses given below or sent by telecopy to the telecopier numbers set forth below.

          Astro-Med:    Astro-Med, Inc.
                        Astro-Med Industrial Park
                        West Warwick, Rhode Island
          ATTN:         Everett Pizutti, President

          ART:          Arrhythmia Research Technology, Inc.
                        5910 Courtyard Drive, Suite 300
                        Austin, Texas 78731
          ATTN:         E. P. Marinos, President and CEO

Either party hereto may change its address for the purpose of notice hereunder by giving written notice of such change of address to the other party in the manner specified herein. To the extent any notice provision in any other agreement, instrument or document required to be executed or contemplated herein contains a notice provision that is different from the notice provision contained in this Section 10.1 with respect to matters arising under such other agreement, instrument or document, the notice provision in such other agreement, instrument or document shall control.

     10.2 AUDITS. ART shall have the right to cause the books, records and accounts that shall be maintained by Astro-Med in connection with the quantity and value of its Product Materials to be audited by a mutually acceptable independent public accounting firm for purposes of verifying or confirming the accuracy of any information set forth in any Product Materials Report furnished to ART hereunder. Any such audits shall be conducted during normal business hours and at the sole expense of ART.

     10.3 CONTROLLING LAW AND JURISDICTION. THE VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT AND ANY DISPUTE CONNECTED HEREWITH SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

           10.4 ENTIRE AGREEMENT. The parties intend that the terms of this Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations, undertakings, representations and agreements of the parties hereto.

           10.5 AMENDMENT AND WAIVERS. This Agreement may not be amended except upon the written consent of the parties hereto. By an instrument in writing, either party may waive compliance by the other party with any term or provision of this Agreement that the other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate s a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity.

           10.6 SEVERABILITY. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

           10.7 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument.

           10.8 FURTHER ASSURANCES. Subject to the terms and conditions hereof, each party agrees to use its best efforts to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as expeditiously as practicable, including, without limitation, the performance of such further acts or the execution and delivery of any additional instruments or documents as any party may reasonably request in order to carry out the purposes of this Agreement and the transactions contemplated hereby.

           10.9 ASSIGNMENT. No party shall assign this Agreement in whole or in part without the prior written consent of the other party, which consent shall not be unreasonably withheld. Any assignment made or attempted in violation of this Section 10.9 shall be void and of no effect. Subject to the foregoing, this Agreement shall be binding on ART and Astro-Med and their respective legal representatives, successors and permitted assigns.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



               ASTRO-MED, INC.


               By:  /s/ Everett Pizutti
                  -------------------------------
                    Everett Pizutti, President


               ARRHYTHMIA RESEARCH TECHNOLOGY, INC.


               By:  /s/ E. P. Marinos
                  -------------------------------
                    E. P. Marinos, President and CEO

                                   EXHIBIT A

                                    PRODUCTS

K3 Level I and Level II Systems

                                     EXHIBIT B

                                      PRICING

   $19,819.59 for the K3 Level I System and $20,819.59 for the K3 Level II System, subject to adjustment per Section 3.1 of this Agreement. The foregoing pricing is exclusive of the costs associated with obtaining and integrating the hemodynamic analysis package which ART will be licensing from Softheart, Inc.

                                       EXHIBIT C

                     EXISTING ASTRO-MED CUSTOMERS UNDER WARRANTY

1. Pomona Valley Hospital, Pomona, California

2. McMinnville Hospital, McMinnville, Oregon

3. Veterans Administration Hospital, Albuquerque, New Mexico

                                      EXHIBIT D

                                      EQUIPMENT

   The "Equipment" purchased from Astor-Med by ART pursuant to the Asset Purchase Agreement.